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             WARBURG, PINCUS GLOBAL POST-VENTURE CAPITAL FUND, INC.

                              ARTICLES OF AMENDMENT

               Warburg, Pincus Global Post-Venture Capital Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

               FIRST: The Charter of the Corporation is amended by redesignating all of the currently issued and unissued shares of the Corporation's Series of Common Stock designated Common Stock-Series 2, of which two billion (2,000,000,000) shares are presently allocated, as Advisor Shares of Common Stock.

               SECOND: The foregoing amendments to the Articles of Incorporation of the Corporation were approved by a majority of the entire Board of Directors of the Corporation and the amendments to the Articles of Incorporation are limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title 2 of the Maryland General Corporation Law to be made without action by stockholders.

               THIRD: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.







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               IN WITNESS WHEREOF, Warburg, Pincus Global Post-Venture Capital
Fund, Inc. has caused these presents to be signed in its name and on its behalf of the 12th day of November, 1996 by its duly authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation and that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects and that this statement is made under the penalties of perjury.

                                            WARBURG, PINCUS GLOBAL POST-VENTURE
                                            CAPITAL FUND, INC.

                                            By:    /s/Eugene P. Grace
                                                   -----------------------------
                                                   Eugene P. Grace
                                                   Vice President

WITNESS:

/s/Janna Manes
-----------------------------
Janna Manes
Assistant Secretary


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